Exhibit 99.1

PRESS RELEASE

Direct Edge to Partner with International Securities Exchange

Combination with ISE Stock Exchange Positions Direct Edge to Accelerate

Growing Exchange Franchise

JERSEY CITY, NJ & NEW YORK, NY August 22, 2008—

•	Partnership advances Direct Edge’s transition to exchange status

•	ISE becomes a Strategic Investor in Direct Edge, joining Knight, Citadel & Goldman Sachs

•	Direct Edge to continue offering twin execution platforms and unique functionality

•	ISE Stock Exchange to provide technology to Direct Edge to further improve its trading platform

•	Direct Edge builds on its significant recent success and maintains its brand and management

Direct Edge Holdings (Direct Edge), the parent company of Direct Edge ECN, and the International Securities Exchange (ISE) announced today that they have signed a definitive agreement whereby the ISE Stock Exchange will become a wholly owned subsidiary of Direct Edge. In return, ISE will gain an ownership stake in Direct Edge. Through this partnership, Direct Edge will immediately gain direct access to the National Market System, strengthen its technology and infrastructure, and position itself to meet the regulatory requirements necessary to become an exchange. Direct Edge will continue to operate under its current brand and management team, led by CEO William O’Brien.

Direct Edge Press Release

Upon completion of the transaction, the strategic partners of both Direct Edge and the ISE Stock Exchange will have a combined 68.5% ownership interest in Direct Edge Holdings, with Knight Capital Group, Inc., Citadel Derivatives Group, and Goldman Sachs each remaining as strategic investors with a 19.9% ownership interest. ISE will own the remaining 31.5% stake. ISE’s investment, which includes an increase in its investment in the ISE Stock Exchange, will be approximately $123 million. The transaction is expected to close in the fourth quarter of 2008, pending regulatory approvals.

“We are very excited to announce this partnership with the ISE, which will strengthen our competitive position by accelerating the evolution of Direct Edge as a major market center on several fronts.” said William O’Brien, CEO of Direct Edge. “By leveraging ISE’s technology and regulatory expertise and continuing to offer the innovative market structure and order types that have facilitated our significant recent growth, we will be poised to expand upon our established liquidity base and to provide our customers with an industry-leading exchange platform.”

“Through this transaction, we will be aligning ourselves with an innovative new leader whose compelling offering stands out in the highly competitive cash equity space,” said Gary Katz, President and CEO of ISE. “We have successfully grown the ISE Stock Exchange to the point where it is today, and are confident that this partnership with Direct Edge is the logical next step that will enable us to continue our strong growth in the U.S. equities market.”

Direct Edge, which handled 10.06% of all U.S. listed equities volume in July, with a matched market share of 4.88%, will continue to operate its complementary twin execution platforms, EDGA and EDGX, and will integrate the best of Direct Edge’s and ISE’s unique functionalities, such as the Enhanced Liquidity Provider (ELP) program and

Direct Edge Press Release

MidPoint Match. Direct Edge will also use the ISE Stock Exchange’s technology as part of its long-term roadmap to improve the latency, capacity and exchange readiness of its trading platform.

Direct Edge will continue with its efforts to submit two Form 1 applications to gain exchange status for two new subsidiaries for the purpose of operating EDGA and EDGX as newly-registered national securities exchanges. Until SEC approval of the two exchange licenses is granted, Direct Edge will utilize the ISE Stock Exchange for quotation display and trade-through protection in the National Market System, transitioning from the National Stock Exchange early in the fourth quarter. During this period, the ISE Stock Exchange will continue to operate as a facility of ISE, LLC. This approach immediately gives Direct Edge full control of its presence in the National Market System through its affiliation with ISE while its exchange applications are pending approval. ISE will also provide data center and regulatory services for Direct Edge exchange subsidiaries once they become part of the National Market System.

ISE was advised on the transaction by Evercore Group L.L.C. and Merrill Lynch & Co.

Direct Edge Press Release

PRESS BRIEFING CONFERENCE CALL INSTRUCTIONS:

Direct Edge and ISE will host a conference call for the media today at 9:15 a.m. ET. Management will accept questions from the press following a brief presentation.

Dial-in information is as follows:

Teleconference call:	800-299-7089 (USA)
617-801-9714 (International)
Passcode: 75604940

Presentation materials for the briefing will be available on the Direct Edge website at www.directedge.com and on the ISE website at www.ise.com. The conference call will also be web cast over these sites.

An archived replay of the webcast will be available at either www.directedge.com or www.ise.com for those who are not able to join the call.

About Direct Edge ECN

Direct Edge ECN offers the next generation of displayed markets. Through multiple platforms and unique order types, Direct Edge matches complementary forms of liquidity based on sensitivity to transaction cost, fill rate, fill speed, and contra-side sophistication while maintaining high execution quality and low latencies. Direct Edge is owned by a consortium that includes Knight Capital Group, Inc., Citadel Derivatives Group LLC, and The Goldman Sachs Group, Inc. Direct Edge’s average daily volume in July 2008 was over 988 million shares. More information about Direct Edge is available at http://www.directedge.com. Everybody Needs Some Edge.

Direct Edge Press Release

About ISE

The International Securities Exchange operates a family of fully electronic trading platforms, creating efficient markets through innovative technology and market structure. ISE’s markets portfolio consists of an options exchange and a stock exchange. As the world’s largest equity options trading venue, ISE offers options on equities, ETFs, indexes, and FX. The ISE Stock Exchange trades approximately 6,000 products, and is the only fully electronic equities platform that provides the opportunity for continuous price improvement through the interaction of its non-displayed liquidity pool, MidPoint Match, and its displayed stock market. ISE Alternative Markets is scheduled to launch in 2008 and will offer a pari-mutuel trading platform for derivatives auctions. To complement its markets and enable investors to trade smarter, ISE creates innovative new products including a portfolio of proprietary indexes and enhanced market data for sophisticated investors.

ISE is a wholly owned subsidiary of Eurex, a leading global derivatives exchange. Eurex itself is jointly owned by Deutsche Börse AG (Ticker: DB1) and SWX Swiss Exchange. Together, Eurex and ISE are the global market leader in individual equity and equity index derivatives.

Direct Edge Press Release

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MEDIA CONTACTS:

DIRECT EDGE:

Rafi Reguer

Direct Edge

201-942-8234

Rreguer@directedge.com

ISE:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@ise.com